UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 27, 2007

Brainstorm Cell Therapeutics Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-61610	20-8133057
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

110 East 59th Street
New York, New York	10022
(Address of principal executive offices)	(Zip Code)

(212) 557-9000
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Election of Director

On August 27, 2007, the Board of Directors of BrainStorm Cell Therapeutics Inc. (the “Company”) elected Mr. Jonathan C. Javitt to the Board of Directors. Mr. Javitt is a designee of ACCBT Corp. (“ACCBT”), a corporation under the control of Mr. Chaim Lebovits, the President of the Company. Pursuant to a Subscription Agreement, dated as of July 2, 2007, between ACCBT and the Company, and a related Security Holders Agreement by and among ACCBT and certain other security holders of the Company, ACCBT has the right to nominate a certain percentage of the directors for election to the Board of Directors of the Company.

There have been no transactions and are no currently proposed transactions to which the Company or any of its subsidiaries was or is a party in which Mr. Javitt has a material interest, which are required to be disclosed under Item 404(a) of Regulation S-B.  Consistent with the compensation paid to the other members of the Board of Directors, on August 27, 2007, the Company issued a fully vested stock option to Mr. Javitt for the purchase of 100,000 shares of its common stock at an exercise price of $0.15 and with an expiration date of ten years after the grant date.

A press release dated August 27, 2007 announcing Mr. Javitt’s election to the Board of Directors is attached as Exhibit 99.1 to this current report and is incorporated herein by reference.

(b) Resignation of Director

On August 27, 2007, Mr. Michael Greenfield (Ben-Ari) resigned as a director of the Company in order to pursue other opportunities.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

99.1 Press Release of the Company, dated August 27, 2007.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

August 30, 2007	Brainstorm Cell Therapeutics Inc.

	By:	/s/ Chaim Lebovits
Chaim Lebovits
President